UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
_______________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 25, 2013 (February 24, 2013)

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ENDO HEALTH SOLUTIONS INC.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Atwater Drive, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (484) 216-0000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)         Hiring of New CEO and CEO Employment Agreement
On February 25, 2013, the Board of Directors (the “Board”) of the Registrant announced the appointment of Mr. Rajiv De Silva to the position of President and Chief Executive Officer of the Registrant, effective March 18, 2013. Mr. De Silva will also be appointed to the Board effective March 18, 2013. Mr. De Silva replaces Mr. David P. Holveck, who is retiring from his position as President and Chief Executive Officer of the Registrant, effective March 18, 2013. Mr. Holveck has also resigned as a member of the Board, effective March 18, 2013.
Mr. De Silva, age 46, served as the President of Valeant Pharmaceuticals International, Inc. from October 2010 to December 31, 2012 and served as its Chief Operating Officer until December 31, 2012. Prior to joining Valeant in January 2009, Mr. De Silva held various leadership positions with Novartis AG from 2003 to 2009.
In connection with Mr. De Silva's appointment as President and Chief Executive Officer, he has entered into an executive employment agreement (the “Agreement”) with the Registrant, dated as of February 24, 2013 and effective as of March 18, 2013.
The term of Mr. De Silva's Agreement is three years ending on March 18, 2016. Under the Agreement, Mr. De Silva is entitled to base salary of $975,000 and an annual cash performance bonus with a target of 120% of salary and a maximum bonus of 225% of salary. Mr. De Silva will receive an initial grant of restricted stock units valued at $1,250,000 with 33-1/3% vesting on each of December 31, 2013, December 31, 2014 and the third anniversary of grant. Mr. De Silva will receive an initial grant of stock options valued at $1,250,000 with 33-1/3% vesting on each of December 31, 2013, December 31, 2014, and December 31, 2015. Mr. De Silva will receive an initial grant of performance share units valued at $2,500,000, vesting on December 31, 2015 subject to performance conditions being met. Before September 1, 2013, Mr. De Silva may purchase shares of Registrant's common stock (up to $5,000,000 of which will be subject to a 5-year transfer restriction). Mr. De Silva will receive matched performance share units for up to $2,500,000 of purchased shares (and shares issued in respect of such matched performance share units will be subject to a 2-year transfer restriction). The matched performance share units will vest on March 18, 2016, subject to total shareholder return (“TSR”) performance conditions being met; the matching percentage ranges from 0% if TSR is less than 33% during the performance period to 150% if TSR is 100% or higher.
Restricted stock units and stock options vest immediately on Mr. De Silva's termination due to death or disability, termination without cause or for good reason, and are subject to double trigger vesting upon a change of control of the Registrant. Performance share units vest at target on Mr. De Silva's death, are eligible for continued vesting on Mr. De Silva's termination due to disability, are eligible for continued prorated vesting on Mr. De Silva's termination without cause or for good reason, and are deemed achieved at a multiple set forth in the Agreement upon a change of control of the Registrant. Matched performance share units vest immediately on Mr. De Silva's termination due to death or disability, termination without cause or for good reason (in each case to extent applicable TSR target is met), or upon a change of control of the Registrant (to the extent applicable TSR target is met based on the transaction price).
Mr. De Silva is entitled to employee benefits, executive benefits, perquisites, reimbursement of expenses and vacation on same basis as other senior executives.
The Agreement provides that on termination without cause or for good reason, Mr. De Silva will be entitled to a prorated bonus for year of termination (based on actual results), severance in an amount equal to two times the sum of his base salary and target bonus, and continuation of medical and life insurance benefits for two years following termination. Receipt of this severance is conditioned on Mr. De Silva's release of claims against the Registrant. Payments upon termination due to death or disability include a prorated bonus for the year of termination (based on actual results), and, in the event of disability, 24 months of salary continuation offset by disability benefits. Mr. De Silva may reduce payments to the extent such payments would constitute “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code.
The Agreement also contains covenants not to solicit for 24 months, not to compete for 24 months, non-disparagement, and cooperation in any investigations and litigation.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
A copy of the press release announcing the appointment of Mr. De Silva is also filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Rajiv De Silva, dated as of February 24, 2013 and effective as of March 18, 2013

99.1	Press Release of the Registrant dated February 25, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary
Dated: February 25, 2013

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Executive Employment Agreement between Endo Health Solutions Inc. and Rajiv De Silva, dated as of February 24, 2013 and effective as of March 18, 2013

99.1	Press Release of the Registrant dated February 25, 2013